Exhibit 10.20

AGREEMENT RELATING TO RETIREMENT

     This Agreement Relating to Retirement (this “Agreement”), dated January 15, 2004, but effective as of the 1st day of November, 2003, is by and between Johnie Schulte, an individual resident of the State of Texas (“Schulte”), and NCI Buildings Systems, Inc., a Delaware corporation with its principal office in the State of Texas (the “Company”), and joined herein for the limited purposes described herein by the Schulte Investment Trust (the “Trust”), Karen Rene Rosales, Trustee, and Karen Rene Rosales, individually.

WITNESSETH:

     WHEREAS, Schulte has served as an employee, officer and director of the Company, including its Chief Executive Officer, since 1984; and

     WHEREAS, Schulte desires to retire as an employee and officer of the Company and all of its subsidiary entities, including the positions of President and Chief Executive Officer of the Company; and

     WHEREAS, Schulte has agreed to remain a director of the Company at least until the annual meeting of stockholders of the Company to be held in 2004 and Schulte has agreed to assist the Company in the orderly transition of his duties to his replacement for a period of time; and

     WHEREAS, the Company and the Trust have entered into that certain Split-Dollar Life Insurance Agreement, dated October 13, 1998 (the “Insurance Agreement”), pursuant to which the Trust has insured the life of Schulte and his spouse, the Company has agreed to make at least eleven (11) annual premium payments on the Policy (as defined in the Insurance Agreement) and, as security for the repayment of such premiums, the Trust has assigned the Policy to the Company; and

     WHEREAS, NCI Building Systems, L.P., a Texas limited partnership and indirect wholly owned subsidiary of the Company (“NCI LP”), and Schulte are parties to that certain Amended and Restated Employment Agreement, dated January 29, 2003 (the “Employment Agreement”), pursuant to which Schulte is employed by NCI LP; and

     WHEREAS, the Company and Schulte are parties to that certain Supplemental Benefit Agreement, dated December 13, 2002 (the “Supplemental Agreement”) (the Insurance Agreement, the Employment Agreement and the Supplemental Agreement are sometimes collectively referred to herein as the “Schulte Benefit Agreements”), pursuant to which the Company agreed to provide Schulte with certain retirement benefits;

     WHEREAS, the Company and Schulte are parties to that certain Indemnification Agreement, dated October 13, 2000 (the “Indemnification Agreement”), pursuant to which the Company has agreed, under certain circumstances, to indemnify Schulte in his capacity as an officer and director of the Company; and

     WHEREAS, the Company and Schulte desire by this Agreement to set forth their covenants and promises regarding the terms and provisions of his retirement;

     NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants and promises set forth and intending to be legally bound, hereby covenant and agree as follows:

     1. Retirement. Schulte hereby retires as an officer of the Company and all of its subsidiary entities, including the positions of President and Chief Executive Officer of the Company, effective as of the close of business on November 1, 2003 (the “Effective Time”), such retirement to become effective at the Effective Time without any further action on the part of Schulte or the Company. Schulte hereby agrees to provide consulting advice and assist in the transition of his responsibilities and duties from the Effective Time through the close of business on December 31, 2003, at which time Schulte will terminate all of his consulting activities on behalf of the Company and all relationships between Schulte and the Company, other than his relationship as a director and a shareholder of the Company, shall terminate (the “Termination Time”), such termination to become effective at the Termination Time without any further action on the part of Schulte or the Company. During the period from the Effective Time until the Termination Time, Schulte’s salary shall continue at the same rate as in effect for the Company’s fiscal 2003 year. The Company and Schulte hereby agree that Schulte’s participation in the Company’s Bonus Program shall terminate at the Effective Time, provided, however, that the Company and Schulte hereby agree that based on Schulte’s employment and service during all of fiscal 2003, Schulte shall be eligible to receive a bonus at Level 1 under the Company’s Bonus Program for fiscal 2003, which bonus, if any, will be based on the Company’s performance for fiscal 2003, will be determined in the manner prescribed by the Bonus Program applicable to all Level 1 bonus participants and will be paid at the time and in the manner provided by the Bonus Program and the Compensation Committee of the Board of Directors.

     2. Vesting. Notwithstanding anything to the contrary in the Employment Agreement and the Supplemental Agreement, at the Termination Time, without any further action necessary on the part of Schulte or the Company, 100% of the benefits provided to Schulte in the Employment Agreement and the Supplemental Agreement dependent upon the lapse of time will become vested; i.e. Schulte shall be vested in and, subject to Section 9 hereof, shall be entitled to receive seventy-five percent (75%) of his 2003 base salary, or $337,500 a year, for the calendar years 2004, 2005 and 2006 under the Employment Agreement and 100% of the Retirement Benefit (as defined in the Supplemental Agreement), or $200,000 a year, for the calendar years 2007 through 2013 under the Supplemental Agreement.

     3. Payment of Salary and Supplemental Benefits. Subject to the provisions of Section 9 hereof, after the Termination Time, the Company will, or will cause NCI LP to, pay Schulte the Vested Payments (as defined in the Employment Agreement) on the terms and at the times, subject to applicable withholding, set forth in the Employment Agreement and the Company will pay Schulte the Retirement Benefit on the terms and at the times, subject to applicable withholding, set forth in the Supplemental Agreement.

     4. Stock Options. The Company and Schulte acknowledge and agree that Schulte’s retirement as an officer and employee of the Company and its subsidiaries will not affect Schulte’s outstanding options so long as Schulte continues to serve as a director of the Company. If and when Mr. Schulte retires from his directorship with the Company, all of his then outstanding stock options shall immediately become 100% vested and Mr. Schulte will have either (i) one year from the date of his retirement as a director if such stock options were granted before May 30, 2002, or (ii) five years from the date of his retirement as a director if such stock options were granted on or after May 30, 2002, to exercise such stock options, unless in each instance, the stock option agreement relating to such stock option provides for an expiration date that is earlier than the expiration of such one- or five-year period.

     5. Payment of Insurance Premiums.

         (a) Immediately following Schulte’s resignation as a director of the Company or the election of his successor if Schulte decides not to stand for re-election as a director of the Company, and subject to the provisions of Section 9 hereof, the Company agrees to resume making annual premium payments (which shall be deemed for all purposes to be “Corporation Premiums” as defined in the Insurance Agreement) on the Policy in accordance with the terms and limitations of the Insurance Agreement; provided, however, that if the terms and provisions of the Sarbanes-Oxley Act of 2002 prohibit the Company’s payment of such annual premiums, the Company will provide Schulte with a comparable benefit permitted by applicable laws and the rules and regulations of the Securities and Exchange Commission and the New York Stock Exchange.

         (b) If, at any time, the Company is relieved of its obligations to make annual premium payments on the Policy pursuant to the provisions of Section 9 hereof, then notwithstanding anything to the contrary in the Insurance Agreement, the Company shall offer to sell to Schulte or the Trust the Company’s interest in the Policy at a purchase price equal to the aggregate amount of Corporation Premiums paid on the Policy pursuant to this Agreement and the Insurance Agreement. If Schulte or the Trust does not purchase the Company’s interest in the Policy as provided in this subsection, then notwithstanding anything to the contrary in the Insurance Agreement, the Company shall have the right, in its absolute and sole discretion, to continue to make annual premium payments (until such time as the Company elects, in its sole and absolute discretion, to stop making such payments) and/or to surrender the Policy to the Insurer (as defined in the Insurance Agreement) in exchange for the then current cash surrender value of the Policy (the “Cash Value”). The Company and Schulte agree that the Company shall retain that portion of the Cash Value received from the Insurer necessary to repay the Company for the Corporation Premiums. The Company and Schulte further agree that (a) if the Corporation Premiums exceed the Cash Value, neither Schulte nor the Trust shall have any further obligation to the Company with respect to the repayment of the Corporation Premiums; and (b) if the Cash Value exceeds the Corporation Premiums, the Company shall within thirty (30) days of its receipt of the Cash Value, distribute to the Trust the amount by which the Cash Value exceeds the Corporation Premiums.

         (c) Each of Schulte and the Trust hereby irrevocably constitutes and appoints the Company his and its true and lawful attorney-in-fact, with full power of substitution and resubstitution, in the name of Schulte, the Trust or the Company but on behalf and for the benefit of the Company to take any and all action to carry out the terms and conditions of this Agreement and to do all such other acts and things that relate to the Insurance Agreement and the Policy that the Company, in its sole discretion, deems desirable. Each of Schulte and the Trust agrees that the foregoing powers are coupled with an interest and shall not be revocable by Schulte or the Trust for any reason whatsoever. Each of Schulte and the Trust acknowledges and agrees that the rights granted by the Trust to the Company pursuant to this subsection are solely for the purpose of taking the actions expressly set forth in subsection 5(b).

         (d) Immediately after the surrender of the Policy to Insurer in exchange for the Cash Value of the Policy and the distribution of the Cash Value in accordance with this Agreement, (a) all rights granted to the Company, Schulte, the Trust or Rosales pursuant to the Insurance Agreement shall immediately cease and terminate and the Insurance Agreement shall have no further force or effect and (b) the Company, Schulte, the Trust and Rosales shall immediately be released from any other obligations on the part of each accruing pursuant to the Insurance Agreement.

         (e) Schulte, the Trust and the Company acknowledge that the Insurance Agreement requires the Company to make at least eleven (11) annual premium payments with respect to the Policy but does not specify the amount of the annual premiums to be paid by the Company or which of the annual premiums that become due are to be paid by the Company. In order to clarify these requirements, the parties acknowledge and agree that the amount of the annual premiums to be paid by the Company is $200,000 a year, that the Company has made an aggregate of five annual premium payments totaling $1.0 million as of the date of this Agreement and that, subject to the proviso set forth in Section 5(a) above, the Company will make the next five annual premium payments totaling $1.0 million over the next five calendar years, with the first of the next five annual premium payments being made in 2004 and the fifth in 2008. With regard to the eleventh annual premium payment, the parties intend and agree that such $200,000 amount shall be paid in 2009, or spread across and paid in any one or more later years, if (i) either Johnie Schulte or Barbara Schulte is living on the premium due date in 2009 or a later year and (ii) the cash value of the Policy on that date is not sufficient to pay the annual premium necessary to ensure that the Policy continues in full force and effect for one more policy year with at least a $5.0 million death benefit under the Policy (the “Necessary Premium”). In that case, the Company shall make a premium payment in an amount equal to the difference between the Necessary Premium for that policy year and the cash value of the Policy on the premium due date; provided, however, that the Company shall not be required to pay more than an aggregate of $200,000 in premium payments for 2009 and later policy years. At such time as both Johnie Schulte and Barbara Schulte are deceased, or the Company has paid an aggregate of $200,000 in premium payments for 2009 and later policy years, whichever first occurs, the Company’s obligations under the Insurance Agreement with respect to the payment of premiums shall be deemed to be satisfied in full and the Company shall have no further obligation to make premium payments under the Insurance Agreement.

         (f) Each of the Trust and Rosales hereby agree to be bound by all of the terms and conditions of this Agreement that affect, impact or pertain or relate to the Insurance Agreement.

     6. Group Health and Welfare Plans. The Company will continue to provide all group health, medical, dental, disability and other health benefit programs to Schulte on the same basis as now provided until the Termination Time, at which time his participation in those benefit programs will terminate except: (a) the right to payment or reimbursement of covered claims arising during the coverage period; and (b) Schulte’s right to continue his health and medical insurance coverage at his own expense pursuant to and in accordance with COBRA requirements. Schulte will be separately notified of his COBRA rights by the Company’s human relations manager.

     7. Indemnification Agreement. The Company and Schulte acknowledge and agree that the Indemnification Agreement shall not be affected by the retirement of Schulte hereunder and that the Indemnification Agreement shall continue in full force and effect in accordance with the terms and conditions of the Indemnification Agreement.

     8. Mutual Release.

         (a) The Company, on the one hand, and Schulte, on the other hand, on behalf of themselves and each of their respective past and present affiliated companies, agents, representatives, successors, assigns and attorneys, do hereby finally and forever release, relinquish and discharge each other and each of their respective past and present agents, representatives, successors, assigns and attorneys, from each and every right, claim, demand, cause of action, suit, debt, account, covenant, contract, controversy, judgment, damage, loss, obligation, and/or liability of whatsoever nature or character, at law or in equity, whether of a contractual or fiduciary nature or otherwise, which any of the parties hereto have had or now have that relates to or arises out of or in connection with any matter, fact or circumstance known to the Company as of the date hereof or any matter, fact or circumstance known to Schulte as of the date hereof, including, but not limited to, all matters between the Company and Schulte, whether as an employee, officer, director or otherwise. Notwithstanding anything to the contrary contained in this Agreement, the Company and Schulte hereby agree that the release contained in this Section only applies to claims resulting from anything that has occurred up to the date hereof and that the release contained in this Section does not affect the rights, liabilities and obligations of the Company and Schulte under this Agreement, the Schulte Benefit Agreement, the Indemnification Agreement and other contracts, documents or agreements currently in place between the Company and Schulte.

         (b) For purposes of the release contained in subsection 8(a), the term “any matter, fact or circumstance known to the Company” shall mean matters, facts and circumstances personally known by the Company’s Chairman of the Board, the Company’s Chief Financial Officer or members of the Company’s Board of Directors and the term “any matter, fact or circumstance known to Schulte” shall mean matters, facts and circumstances personally known by Schulte.

     9. Non-Competition and Non-Solicitation.

         (a) The Company and Schulte hereby agree that that notwithstanding anything in the Employment Agreement or Supplemental Agreement to the contrary the non-competition and non-solicitation covenants set forth in the Employment Agreement and the Supplemental Agreement shall apply to Schulte (i) for a period commencing at the Termination Time and continuing through the close of business on December 31, 2004 (the “First Non-Competition Period”) and (ii) from the end of the First Non-Competition Period through the date of the last payment to be made by the Company to Schulte, or on behalf of the Trust, pursuant to this Agreement or the Schulte Benefit Agreements (the “Second Non-Competition Period”).

         (b) Schulte acknowledges and agrees that that notwithstanding anything in the Employment Agreement or Supplemental Agreement to the contrary, a remedy at law for any breach or attempted breach by him during the First Non-Competition Period of this Agreement will be inadequate, and further acknowledges and agrees that the Company shall be entitled to specific performance and injunctive and other equitable relief, including (without limitation) the right to seek an award of damages in excess of any amounts to be paid to Schulte pursuant to this Agreement or the Schulte Benefit Agreements in case of any such breach or attempted breach during the First Non-Competition Period, and further agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of an such injunctive or any other equitable relief.

         (c) Schulte and the Company hereby agree that notwithstanding anything in the Employment Agreement or Supplemental Agreement to the contrary, if Schulte breaches the non-competition and non-solicitation covenants set forth in the Employment Agreement and Supplemental Agreement during the Second Non-Competition Period, the Company’s sole and exclusive remedy shall be to permanently cease making payments to Schulte pursuant to this Agreement and the Schulte Benefit Agreements.

         (d) Schulte represents and warrants to the Company that (i) Schulte has the full right, power and authority to enter into and perform this Agreement, including (without limitation) the giving of the covenants in this Section, (ii) Schulte acknowledges the giving of fair and adequate consideration for his covenants in this Section, and that such covenants are necessary to protect the business, operations and goodwill of the Company and to attract investment in the Company, (iii) such covenants are not oppressive to Schulte in any respect, and (iv) on the date hereof, Schulte is not engaged in a common calling.

     10. Notices. All notices, requests, consents and other communications under this Agreement shall be in writing and shall be deemed to have been delivered on the date personally delivered or three (3) business days following the date mailed, postage prepaid, by certified mail, return receipt requested, or when sent by telex or telecopy and confirmed, if addressed to the respective parties as follows:

If to Schulte:	Johnie Schulte
16021 Kube Ct.
Houston, Texas 77040
Facsimile:

If to the Company:	NCI Building Systems, Inc.
10943 North Sam Houston Parkway West
Houston, Texas 77064
Attention: Chairman of the Board
Facsimile: (281) 477-9670

Either party hereto may designate a different address by providing written notice of such new address to the other party hereto.

     11. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such provision or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     12. Assignment. This Agreement may not be assigned by Schulte. Schulte shall not shall have any right to commute, encumber or dispose of any right to receive payments hereunder, it being agreed that such payments and the right thereto are nonassignable and nontransferable, except as specifically proved in the Schulte Benefit Agreements.

     13. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto, Schulte’s heirs and personal representatives, and the successors and assigns of the Company.

     14. Captions. The section and subsection headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     15. Complete Agreement. This Agreement represents the entire agreement between the parties concerning the subject hereof and supersedes all prior agreements between the parties concerning the subject thereof, except that the terms and conditions in the Schulte Benefit

Agreements not specifically amended, modified or superseded hereby shall continue in full force and effect in accordance with their respective terms.

     16. Amendment; Waiver. This Agreement may not be amended or modified in any respect except by a written instrument signed by the Company and Schulte. No waiver, express or implied, by either party of a breach or violation of any provision of this Agreement by the other party shall be construed as a continuing waiver of such breach or violation or as a waiver of any future breach or violation of the same or any other provision of this Agreement. All amendments, modifications, consents, determinations and other actions made or taken by or on behalf of the Company under this Agreement shall require the approval of 75% of the members of the Board of Directors of the Company, with Schulte abstaining.

     17. GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS.

     18. Counterparts. This Agreement may be executed in multiple original counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     19. Replacement. This Agreement replaces and supersedes in its entirety that certain Agreement Relating to Retirement, effective as of November 1, 2003, among the parties hereto (the “Original Agreement”). By executing this Agreement, the parties hereto acknowledge and agree that the Original Agreement shall have no further force or effect.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement in Houston, Texas as of the date and year first above written.

NCI BUILDING SYSTEMS, INC.

By:	/s/ A.R. Ginn

A.R. Ginn, Chairman of the Board

/s/ Johnie Schulte

JOHNIE SCHULTE

     The undersigned hereby execute this Agreement for the limited purposes expressly set forth in Section 4(f) of this Agreement.

SCHULTE INVESTMENT TRUST

By:	/s/ Karen Rene Rosales

Karen Rene Rosales, TRUSTEE

/s/ Karen Rene Rosales

Karen Rene Rosales, individually

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